                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.3)


                              Lincoln Electric Co.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     533543104
- --------------------------------------------------------------------------------
                                 (Cusip Number)


Check the following if a fee is being paid with this statement _______. (A fee is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                     (Continued on the following page(s))

- ------------------------------------------------------------------------                       ------------------------------
        CUSIP No.                                   533543104                    13G           PAGE 2 OF 5    PAGES
                                              --------------------------

- ------------------------------------------------------------------------                       ------------------------------

- -----------------------------------------------------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        KeyCorp
        I.R.S. Employer Identification No. 14-1538208
- -----------------------------------------------------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A
        MEMBER OF A GROUP*
                                                                                               ------------
                                                                                       (a)
                                                                                               ------------

                                                                                               ------------
                                                    Not Applicable                     (b)
                                                                                               ------------

- -----------------------------------------------------------------------------------------------------------------------------
   3    SEC USE ONLY


- -----------------------------------------------------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Ohio

- -----------------------------------------------------------------------------------------------------------------------------
                                                5   SOLE VOTING POWER       110,513

                      Number of
                                              -------------------------------------------------------------------------------
                       Shares                   6   SHARED VOTING
                    Beneficially                    POWER                   170,830
                      Owned By
                                              -------------------------------------------------------------------------------
                   Each Reporting               7   SOLE DISPOSITIVE
                     Person With                    POWER                   52,700

                                              -------------------------------------------------------------------------------
                                                8   SHARED DISPOSITIVE      245,623
                                                    POWER


- -----------------------------------------------------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED
        BY EACH REPORTING PERSON
                       298,323
- -----------------------------------------------------------------------------------------------------------------------------

- --------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN
        ROW (9) EXCLUDES CERTAIN SHARES*
                   Not Applicable

- -----------------------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY
        AMOUNT IN ROW 9
                        2.8%

- -----------------------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
                         HC

- -----------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT




                                     2 of 5

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                                (Amendment No. 3)

ITEM 1 (a).  NAME OF ISSUER:

Lincoln Electric Co.
- -------------------------------------------------------------------------------

ITEM 1 (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

22801 St. Clair Avenue
- -------------------------------------------------------------------------------
Cleveland, Ohio 44117
- -------------------------------------------------------------------------------

ITEM 2 (a).  NAME OF PERSON FILING:

KeyCorp
- -------------------------------------------------------------------------------

ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

127 Public Square
- -------------------------------------------------------------------------------
Cleveland,  Ohio  44114-1306
- -------------------------------------------------------------------------------

ITEM 2 (c).  PLACE OF ORGANIZATION:

State of Ohio
- -------------------------------------------------------------------------------

ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:

Common Stock
- -------------------------------------------------------------------------------

ITEM 2 (e).  CUSIP NUMBER:

533543104
- -------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13d - 2 (b), INDICATE TYPE OF PERSON FILING:

Person filing is a Parent Holding Company, in accordance with 240.13d - 1(b)
(ii)(G)
- -------------------------------------------------------------------------------


                                     3 of 5

ITEM 4.    OWNERSHIP:

           (a)  Amount of beneficially owned:                                                298,323 shares
                                                                                    ---------------------------------

           (b)  Percent of class:                                                                         2.8%
                                                                                    ---------------------------------

           (c)  Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote                                                  110,513
                                                                                                     ----------------
              (ii) Shared power to vote or to direct the vote                                                170,830
                                                                                                     ----------------
             (iii) Sole power to dispose or to direct the disposition of                                      52,700
                                                                                                     ----------------
              (iv) Shared power to dispose or to direct the disposition of                                   245,623
                                                                                                     ----------------

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                           X

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:
           NONE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
           COMPANY:

           Identification:    Key Trust Company of Ohio, Key Trust
                              ------------------------------------
                              Company of Indiana
                              ------------------
           Classification:    (B) Bank as defined by Section 3 (A)(6) of the
                              ----------------------------------------------
                                Act.
                                ---


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not Applicable
           --------------

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not Applicable
           --------------

                                     4 of 5

ITEM 10.  CERTIFICATION

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 6, 1996
       ------------


KeyCorp

By:




Trace Swisher,
Executive Vice President and Chief Fiduciary Officer
Key PrivateBank


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